Exhibit 99.1

FOR INFORMATION CONTACT:

Chad C. Braun (cbraun@amreit.com)

AmREIT, Inc. (713) 850-1400

AmREIT Announces Closing of $75 Million Unsecured Credit Facility

Houston, Texas – August 6, 2012

AmREIT, Inc. (NYSE: AMRE) (the “Company”), a Houston based real estate company that has elected to be taxed as a real estate investment trust, announced today the successful closing of its $75 million unsecured revolving credit facility (the “Credit Facility”).

The Company entered into the Credit Facility with a group of lenders party thereto, PNC Capital Markets LLC, as Sole Lead Arranger and Sole Book Runner and PNC Bank, National Association, as Administrative Agent, Capital One, National Association, as Syndication Agent, and Amegy Bank and US Bank, National Association, as Co-Documentation Agents. PNC Capital Markets LLC was also an underwriter in the Company’s July 2012 underwritten public offering.

The Credit Facility has a term of three years with an option to extend the maturity date for one additional year. Additionally, the Credit Facility has an accordion feature that may allow the Company to increase the availability thereunder by an additional $75.0 million to $150.0 million. The Company intends to use the Credit Facility for general corporate purposes, including debt financing, property acquisitions, new construction, renovations, expansions, tenant improvement costs and equity investments. The Credit Facility is subject to customary financial and reporting covenants.

“We are excited to expand our relationship with each of these high quality lenders. This unsecured credit facility is a testament to the high quality of our Irreplaceable CornerTM portfolio and will provide accretive capital in order to grow our portfolio and execute our investment strategy,” commented Chad C. Braun, Chief Operating Officer and Chief Financial Officer of the Company.

About AmREIT, Inc.

AmREIT, Inc., headquartered in Houston, is a full service, vertically integrated and self-administered real estate investment trust that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with significant barriers to entry. As of June 30, 2012, AmREIT’s portfolio consisted of 29 retail properties that were 95.8% leased and are typically anchored by strong national and local retailers including supermarket chains, drug stores and other necessity-based retailers with the remaining tenant base comprised predominantly of specialty retailers and national and local restaurants. AmREIT’s core markets include affluent, high-growth submarkets in the top-growth cities of Houston, Dallas, San Antonio, Austin, and Atlanta. In addition, AmREIT manages and has varying minority ownership interests in eight advised funds, which owned, as of June 30, 2012, 18 properties.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s final prospectus dated July 26, 2012, filed with the Securities and Exchange Commission on July 27, 2012 and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at
(713) 850-1400. AmREIT is online at www.amreit.com.

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